Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Fourth Quarter and Year End 2009 Financial Results

LEXINGTON, MA (March 1, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the fourth quarter and year ended December 31, 2009.

Business Highlights

•                  AMAG reported fourth quarter 2009 Feraheme® net product revenues of $12.8 million, including $1.3 million of the $11.5 million in previously deferred product revenues.

•                  To date, more than 1,300 providers have purchased Feraheme® (ferumoxytol) Injection; collectively, these providers purchased approximately 240,000 grams of all forms of IV iron over the past 52 weeks(1).

•                  Of the providers that have purchased Feraheme to date, more than 1,100 are treating non-dialysis dependent chronic kidney disease patients and more than 60 percent have purchased on a repeat basis.

•                  AMAG estimates that more than half of Feraheme provider demand in 2009 was outside of the dialysis setting.

“We are very pleased with the progress made by AMAG in 2009,” said Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “In addition to receiving marketing approval for our first therapeutic product in the U.S., we launched Feraheme within two weeks of approval, and ended the year with a strong foundation from which to grow.”

Dr. Pereira continued, “We enter 2010 with ambitious plans to continue the successful launch of Feraheme for the treatment of iron deficiency anemia in adult chronic kidney disease patients in the U.S.; expand the development of Feraheme to IDA patients, with and without CKD around the world; advance our ferumoxytol imaging program; and secure a commercial partner for Feraheme in the E.U.”

As of December 31, 2009, the Company’s cash, cash equivalents, investments and settlement rights associated with certain auction rate securities totaled $129.5 million. In January 2010, AMAG successfully completed a follow-on offering of 3.6 million shares of common stock, with net proceeds to the Company of approximately $165.6 million. Revenues for the quarter ended December 31, 2009 were $13.1 million as compared to revenues of $0.6 million for the same period in 2008.  Revenues for the year ended December 31, 2009 were $17.2 million as compared to $1.9 million for the same period in 2008. The increases in revenues in 2009 over the comparable 2008 periods were attributable to Feraheme product sales following its approval and subsequent launch in July 2009.

Total operating costs and expenses for the quarter ended December 31, 2009 were $33.3 million as compared to $23.8 million for the same period in 2008.  Total operating costs and expenses for the year ended December 31, 2009 were $115.1 million as compared to $81.5 million for the same period in 2008. The increases in operating costs and expenses in 2009 over the comparable 2008 periods were primarily due to increased selling, general and administrative expenses associated with the commercialization of Feraheme.

The Company reported a net loss of $18.4 million, or a loss of $1.07 per basic and diluted share, for the quarter ended December 31, 2009, as compared to a net loss of $21.8 million, or a loss of $1.28 per basic and diluted share, for the same period in 2008.  Net loss for the year ended December 31, 2009 was $93.4 million, or a loss of $5.46 per basic and diluted share, as compared to a net loss of $71.6 million, or a loss of $4.22 per basic and diluted share for the same period in 2008.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast with slides and conference call today at 8:00 a.m. ET to discuss the Company’s financial results, business highlights, commercial plans and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on March 1, 2010 through midnight March 3, 2010.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for the live call and the replay is 54914959.

The call will be webcast with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 11:00 a.m. ET on March 1, 2010 through midnight April 1, 2010.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  On June 30, 2009, AMAG received approval from the U.S. Food and Drug Administration to market Feraheme® (ferumoxytol) Injection for intravenous (IV) use for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information, please visit www.amagpharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding our plans to continue the successful launch of Feraheme for the treatment of iron deficiency anemia in chronic kidney disease patients in the U.S.; expand the development of Feraheme to IDA patients, with and without CKD around the world; advance our ferumoxytol imaging program; and secure a commercial partner for Feraheme in the E.U. are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market, (2) the fact that we have limited experience developing and commercializing a pharmaceutical product on our own, particularly outside of the U.S., (3) uncertainties regarding our ability to ensure favorable coverage, pricing and reimbursement for Feraheme, (4) uncertainties regarding our ability to manufacture Feraheme, (5) uncertainties relating to our patents and proprietary rights, and (6) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Important Safety Information about Feraheme

Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects receiving Feraheme, including three patients with serious hypotensive reactions.  Serious hypersensitivity reactions were reported in 0.2% (3/1726) of patients. Patients should be observed for signs and symptoms of hypersensitivity for at least 30 minutes following Feraheme injection and the drug should only be administered when treatment for hypersensitivity reactions is readily available.  Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy.  As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging but will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.   In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients were diarrhea, nausea, dizziness, hypotension, constipation and peripheral edema.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues:	$13,146	$580	$17,178	$1,938

Operating costs and expenses (1):
Cost of product sales	824	214	1,013	292
Research and development expenses	8,978	9,563	36,273	31,716
Selling, general and administrative expenses	23,460	13,997	77,829	49,536
Total operating costs and expenses	33,262	23,774	115,115	81,544

Operating Loss	(20,116)	(23,194)	(97,937)	(79,606)

Interest and dividend income, net	612	1,653	3,154	9,139
Other income (expense)	3	(221)	164	(1,458)

Net loss before income taxes	(19,501)	(21,762)	(94,619)	(71,925)

Income tax benefit	1,089	—	1,268	278

Net loss	$(18,412)	$(21,762)	$(93,351)	$(71,647)

Net loss per share - basic and diluted:	$(1.07)	$(1.28)	$(5.46)	$(4.22)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	17,258	17,007	17,109	16,993

(1) Stock-based compensation included in operating costs and expenses:
Cost of product sales	$43	$—	$43	$—
Research and development	948	1,119	4,446	3,760
Selling, general and administrative	2,798	(2,845)	10,932	4,277

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$50,126	$64,182
Short-term investments and settlement rights	30,366	94,914
Accounts receivable, net	27,350	408
Inventories	9,415	96
Other current assets	5,472	4,710
Total current assets	122,729	164,310

Net property, plant & equipment	12,417	11,223
Long-term investments and settlement rights	49,013	55,901
Other assets	460	521

Total assets	$184,619	$231,955

Accounts payable	$5,432	$2,305
Accrued expenses	21,931	11,571
Deferred revenues	10,198	516
Total current liabilities	37,561	14,392

Long-term liabilities	4,081	4,149

Total stockholders’ equity	142,977	213,414

Total liabilities and stockholders’ equity	$184,619	$231,955

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc.

(1)IMS Health DDD derived annual grams for the period ending February 12, 2010.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361

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